EXHIBIT 99.1

BJ's Restaurants, Inc. Reports Financial Results for the First Quarter of Fiscal 2010

HUNTINGTON BEACH, Calif., April 22, 2010 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today reported financial results for the first quarter of fiscal 2010 that ended on Tuesday, March 30, 2010.

Total revenues increased approximately 19% to $121.7 million compared to $102.4 million for the same quarter last year. Comparable restaurant sales increased by 4.4% during the first quarter of fiscal 2010 compared to a decrease of 0.1% for the same quarter last year. Net income and diluted net income per share for the first quarter of fiscal 2010 increased approximately 16% to $4.4 million and 14% to $0.16, respectively, compared to the first quarter of last year.

"Our leadership team is pleased to report solid increases in sales and earnings for the first quarter, despite the ongoing economic challenges facing consumers in many of our key markets," said Jerry Deitchle, Chairman and Chief Executive Officer.  "Thanks to the continuing effective execution of our restaurant operators, coupled with the success of our new February menu, which included our 'Snacks and Small Bites' menu introduction as well as upgrades to our kids' menu and lunch specials, guest traffic in our comparable restaurants moved into positive territory for the first time since the third quarter of 2007.  Furthermore, our guest traffic comparisons remain positive for the first few weeks of the second quarter.  While the estimated direct and indirect costs incurred to roll out these menu enhancements totaled approximately $0.02 per share during the quarter, this investment strategically strengthened BJ's competitive positioning as a higher quality, more differentiated concept with exceptional value for the consumer.  During the last two recessionary years, some of our competitors adopted a defensive philosophy of saving their way to success, and either deferred or eliminated many investments that might have added more quality and value to their concepts.  At BJ's, we continued to prudently invest in new restaurant growth as well as in our food, service, facilities, talent base and support infrastructure, so that we will be well positioned to emerge from the recession as an even stronger market-share 'taker' in the estimated $80 billion casual dining segment over the longer term."

The Company successfully opened two new restaurants during the first quarter of 2010 in Fort Worth, Texas (Alliance Town Center) and Escondido, California (North County Fair Mall). Initial sales volumes for both new restaurants remain strong.  "We believe that BJ's is one of just a few publicly-held casual dining restaurant companies to target double-digit capacity growth during 2010," commented Deitchle. "Our 2010 new restaurant development pipeline is in excellent shape as of today, and we are already working on potential locations for 2011 openings.  Six new restaurants are currently under construction and other potential restaurant locations are in their final stages of permitting and plan development. As of this date, we expect to open two new restaurants in the second quarter, four in the third quarter and as many as two or three new restaurants during the fourth quarter." Investors are reminded that the actual number and timing of new restaurant openings is subject to a number of factors outside of the Company's control, including weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

Investor Conference Call and Webcast

BJ's Restaurants, Inc. will conduct a conference call on its first quarter earnings release today, April 22, 2010, at 2:00 p.m. (Pacific Time). The Company will provide an Internet simulcast, as well as a replay of the conference call. To listen to the conference call, please visit the "Investors" page of the Company's website located at http://www.bjsrestaurants.com several minutes prior to the start of the call to register and download any necessary audio software. An archive of the presentation will be available for 30 days following the call.

BJ's Restaurants, Inc. currently owns and operates 94 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (50), Texas (17), Arizona (5), Colorado (3), Oregon (2), Nevada (3), Florida (5), Ohio (2), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in future periods, those regarding the effect of new sales-building initiatives, as well as those regarding the number of restaurants expected to be opened in future periods and the timing and location of such openings. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of recent credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ii) our ability to manage an increasing number of new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) minimum wage increases, (vi) food quality and health concerns, (vii) factors that impact California, where 50 of our current 94 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations, (xv) licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) limitations on insurance coverage, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives and (xxiii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

Further information concerning the Company's results of operations for first quarter 2010 will be provided in the Company's Form 10-Q filing, to be filed with the Securities and Exchange Commission by May 9, 2010.

BJ's Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	For the Thirteen Weeks Ended
	March 30, 2010		March 31, 2009
Statement of Income Data:

Revenues	$121,686	100.0%	$102,425	100.0%

Costs and expenses:
Cost of sales	30,064	24.7	25,441	24.8
Labor and benefits	43,420	35.7	36,295	35.4
Operating and occupancy	26,012	21.4	21,715	21.2
General and administrative	8,474	7.0	7,135	7.0
Depreciation and amortization	6,731	5.5	5,710	5.6
Restaurant opening	1,129	0.9	984	1.0
Loss on disposal of assets	140	0.1	--	--
Total cost and expenses	115,970	95.3	97,280	95.0
Income from operations	5,716	4.7	5,145	5.0

Other income:
Interest income	29	--	109	0.1
Interest expense	(21)	--	(33)	--
Other income, net	236	0.2	149	0.1
Total other income	244	0.2	225	0.2
Income before income tax expense	5,960	4.9	5,370	5.2

Income tax expense	1,610	1.3	1,611	1.6

Net income	$4,350	3.6%	$3,759	3.6%

Net income per share:
Basic	$0.16		$0.14

Diluted	$0.16		$0.14

Weighted average number of shares outstanding:
Basic	26,872		26,732

Diluted	27,723		26,904

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

Balance Sheet Data (end of period):	March 30, 2010 (unaudited)	December 30, 2009 (audited)

Cash and cash equivalents	$22,401	$44,906

Short term investments	$10,850	$--

Long term investments	$4,132	$--

Total assets	$374,185	$381,122

Total long-term debt, including current portion	$2,500	$5,000

Shareholders' equity	$260,836	$252,979

Supplemental Information
(Dollars in thousands)

	For the Thirteen Weeks Ended
	March 30, 2010		March 31, 2009
Stock based compensation (1)
Labor and benefits	$226	0.2%	$273	0.3%
General and administrative	778	0.6	606	0.6
Total stock based compensation	$1,004	0.8%	$879	0.9%

Unaudited Operating Data
Comparable restaurant sales % change	4.4%		-0.1%
Restaurants opened during period	2		2
Restaurants open at period-end	94		84
Restaurant operating weeks	1,199		1,071
(1) Percentages represent percent of total revenues.

CONTACT:  BJ's Restaurants, Inc.
          Greg Levin
          (714) 500-2400